Exhibit 99.1

Tianli Agritech Regains Compliance with NASDAQ Minimum Bid Price Rule

WUHAN CITY, China, October 17, 2013 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, headquartered in Wuhan City, China, today announced that it received written notification from the NASDAQ Stock Market ("NASDAQ") on October 15, 2013 confirming that the Company has regained compliance with the minimum bid price requirement of $1.00 per share for continued listing of its common stock on the Nasdaq Capital Market.

As previously announced, on February 6, 2013, NASDAQ notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days and, as a result, the Company was not in compliance with Listing Rule 5550(a)(2)("Rule"), the minimum bid price rule. The Company was provided 180 calendar days, or until August 5, 2013 to regain compliance with the Rule. Additionally, on August 2, 2013, NASDAQ notified the Company that it had been granted an additional 180-day extension period, or until February 3, 2014, in which to regain compliance with the Rule.

On October 15, 2013, NASDAQ notified the Company that the closing bid price of its common stock has been at $1.00 per share or greater for 10 consecutive business days, from October 1, 2013 to October 14, 2013. Accordingly, the company has regained compliance with Nasdaq Listing Rule 5550(a)(2)("Rule"), and the matter is now closed.

If the Company remains in compliance with the minimum bid price Rule, its Board of Directors is not likely to use the authority given to it at the Company’s shareholder meeting on October 11th to cause a reverse split of the Company’s common stock.  Any decision regarding a reverse stock split will be made by the Board of Directors in light of the relevant factors at the time a reverse split is considered by the Board.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com